Exhibit 2.2

Execution Version

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of September 8, 2023 (this “Agreement”), is entered into by and among Coherus Biosciences, Inc., a Delaware corporation (“Parent”), and Computershare Inc., a Delaware corporation, (“Computershare”) and its affiliate Computershare Trust Company, N.A., a federally chartered trust company, jointly as rights agent (collectively, the “Rights Agent”).

RECITALS

WHEREAS, Parent, Crimson Merger Sub I, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub I”), Crimson Merger Sub II, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”), and Surface Oncology, Inc,, a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of June 15, 2023 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Parent, the Merger Subs and Company have agreed that Merger Sub I shall be merged with and into the Company, with the Company surviving that merger and becoming a wholly owned Subsidiary of Parent (the “First Merger”), and, as part of the same overall transaction, promptly after the First Merger, the surviving entity of the First Merger would merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of Parent (the “Surviving Entity”), on the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, pursuant to the Merger Agreement, Parent has agreed to provide to (i) the holders of Shares immediately prior to the Effective Time that are validly converted into Merger Consideration (as defined in the Merger Agreement) pursuant to Section 2.1(a) of the Merger Agreement and (ii) the holders of In- the-Money Options and Company RSU Awards (such In-the-Money Options and Company RSU Awards, collectively, “Company Equity Awards”) who are entitled to consideration pursuant to Section 2.2 of the Merger Agreement, in each case pursuant to the Merger Agreement, the right to receive contingent cash payments and/or Parent Common Stock (as determined in the sole discretion of Parent) in accordance with this Agreement (each, a “CVR”) as hereinafter described.

WHEREAS, the Rights Agent is willing to act in connection with the issuance, transfer, exchange and payment of such CVRs as provided herein.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and the Rights Agent agree as follows:

1. DEFINITIONS

1.1

Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Standards” means GAAP, consistently applied by Parent, the Surviving Entity, and its and their direct and indirect Subsidiaries.

“Acting Holders” means, at the time of determination, Holders of not less than 50% of the outstanding CVRs, as set forth on the CVR Register.

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediates, controls, is controlled by, or is under control with, such first Person.

“Aggregate CVR Payment Amount” means, with respect to all Holders for any CVR Payment Period, the CVR Payment Amount per Holder for such CVR Payment Period multiplied by the number of CVRs held by all Holders as reflected on the CVR Register as of the close of business on the last day of the applicable CVR Payment Period.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the United States Securities and Exchange Commission or banks in New York City, New York are authorized or required by applicable Law to be closed.

“Calendar Year” means each respective period of 12 consecutive months beginning on January 1 and ending on December 31.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of either Parent or the Surviving Entity on a consolidated basis (other than to any Subsidiary (direct or indirect) of Parent), (b) a merger or consolidation involving either Parent or the Surviving Entity in which Parent or the Surviving Entity, as applicable, is not the surviving entity, or (c) any other transaction involving either Parent or the Surviving Entity in which the stockholders of Parent or the Surviving Entity, as applicable, immediately prior to such transaction own less than 50% of the surviving entity’s voting power immediately after the transaction.

“Closing Date” means the date on which the Closing, as defined in the Merger Agreement, occurs.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Contract” means any material bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written, including all amendments thereto.

“Covered Agreement” means, collectively and individually, (a) the GSK Agreement, (b) the Novartis Agreement, and (c) if applicable (i) the SRF114 Agreement and (ii) the SRF388 Agreement.

“CVR Payment Amount” means, with respect to each Holder for any CVR Payment Period in which the Net CVR Payments are greater than $0.00, a dollar amount per CVR equal to the Net CVR Payments during the applicable CVR Payment Period divided by the total number of CVRs reflected on the CVR Register as of the close of business on the last day of the applicable CVR Payment Period and then multiplied by the total number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the last day of the applicable CVR Payment Period (rounded down to the nearest whole cent).

“CVR Payment Period” means each Fiscal Quarter during the CVR Term, with (a) the first CVR Payment Period commencing on the Closing Date and ending on the last day of the Fiscal Quarter in which the Closing Date occurs and (b) the last CVR Payment Period ending on the last day of the Fiscal Quarter in which the last day of the CVR Term occurs.

“CVR Payment Statement” means, for a given CVR Payment Period, a written statement of Parent setting forth in reasonable detail: (a) the Net CVR Payments for such CVR Payment Period; (b) the Gross Payments received during such CVR Payment Period; (c) a delineation and calculation of the Permitted Deductions applicable to such CVR Payment Period (and if any deductions are made pursuant to clause (h) of the definition of Permitted Deductions, Parent shall include a reasonable description of the related Liabilities and a summary of the Merger Agreement terms that required the Company to include such Liabilities in the calculation of Company Net Cash (as defined in the Merger Agreement)) ; (d) the resulting CVR Payment Amount; (e) to the extent that any Gross Payments, Net CVR Payments or Permitted Deductions are recorded in any currency other than United States dollars during such CVR Payment Period, the exchange rates used for conversion of such currency into United States dollars; and (f) whether such CVR Payment Amount will be made as a CVR Stock Payment, CVR Cash Payment, or Combined CVR Cash and Stock Payment.

“CVR Term” means the period beginning on the date of this Agreement and ending 10 years thereafter.

“Development”, “Developing” or “Develop” means non-clinical, pre- clinical, and clinical drug research and development activities and development activities for the purpose of obtaining regulatory approval to conduct clinical trials, whether before or after regulatory approval, including drug metabolism and pharmacokinetics, translational research, toxicology, pharmacology, test method development and stability testing, process and packaging development and improvement, process validation, process scale-up, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, conduct of clinical studies, regulatory affairs, the preparation and submission of regulatory materials, clinical study regulatory activities, and any other activities directed towards obtaining or maintaining regulatory approval, in each case, following the Closing Date and in respect of SRF114 or SRF388, as applicable.

“Dissenting Shares” means each Share (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with Section 262 of the Delaware General Corporation Law.

“DTC” means The Depository Trust Company or any successor thereto.

“Effective Time” means the time when the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other time as Parent and the Company shall agree in writing and shall specify the in the Certificate of Merger for the First Merger.

“Equity Award CVR” means a CVR issued to a Holder in respect of a Company Equity Award pursuant to Section 2.2 of the Merger Agreement.

“Excluded Shares” means each Share held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub I immediately prior to the Effective Time.

“Fiscal Quarter” means each of the following three (3)-month periods: January 1 through March 31; April 1 through June 30; July 1 through September 30; and October 1 through December 31.

“Fiscal Year” means the period from January 1 of a Calendar Year through December 31 of the same Calendar Year.

“GAAP” means generally accepted accounting principles in the United States as established by the Financial Accounting Standards Board or any successor entity or other entity generally recognized as having the right to establish such principles in the United States, applied on a consistent basis.

“Gross Payments” means, for any CVR Payment Period, an amount equal to the sum of: (a) the GSK Payment Amount; (b) the Novartis Payment Amount; (c) the SRF114 Payment Amount; and (d) the SRF388 Payment Amount.

“Governmental Entity” means any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body.

“GSK” means GlaxoSmithKline Intellectual Property (No. 4) Limited and its successors or assigns.

“GSK Agreement” means the License Agreement, dated December 16, 2020, between the Company and GlaxoSmithKline Intellectual Property (No. 4) Limited, as it may be amended or supplemented from time to time.

“GSK Payment Amount” means, for each CVR Payment Period, an amount equal to 70% of all milestone- and royalty-based payments actually received, without duplication, by Parent, the Surviving Entity or one or more of their Affiliates during the CVR Payment Period from or on behalf of GSK or its Affiliates under the GSK Agreement, including any payments pursuant to Sections 7.1(b), 7.1(c) and 7.2 of the GSK Agreement.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Law” means any federal, state local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgement, injunction, decree or other legally enforceable requirement.

“Liability” means any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise.

“Net CVR Payments” means, for the applicable CVR Payment Period, an amount equal to (x) the sum of (a) the GSK Payment Amount, (b) the Novartis Payment Amount, (c) the SRF114 Payment Amount and (d) the SRF388 Payment Amount, minus (y) the Permitted Deductions.

“Novartis” means Novartis Institute for Biomedical Research, Inc. and its successors or assigns.

“Novartis Agreement” means the Collaboration Agreement, dated January 9, 2016, between the Company and Novartis Institute for Biomedical Research, Inc., as it may be amended or supplemented from time to time.

“Novartis Payment Amount” means, for each CVR Payment Period, an amount equal to 70% of all milestone- and royalty-based payments actually received, without duplication, by Parent, the Surviving Entity or one or more of their Affiliates during the CVR Payment Period from or on behalf of Novartis or its Affiliates under the Novartis Agreement, including any payments pursuant to Sections 10.7, 10.8 and 10.9 of the Novartis Agreement.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Parent Board Resolutions” means a copy of a resolution certified by the secretary or an assistant secretary of Parent to have been duly adopted by the board of directors of Parent and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Parent Common Stock” means the common stock, par value $0.0001 per share, of Parent.

“Parent Stock Price” means $5.2831.

“Permitted Deductions” means the sum of each of the following (as reasonably determined in good faith by Parent in accordance with the Accounting Standards, without duplication):

(a) any applicable Tax (including any unreimbursed applicable value added or sales Taxes) imposed on the Gross Payments payable by Parent, the Surviving Entity or any of their Affiliates to any Tax authority and, without duplication, any income or other similar Taxes payable by Parent, the Surviving Entity or any of their Affiliates that would not have been incurred by Parent, the Surviving Entity or any of their Affiliates but for the receipt of Gross Payments; provided, that for purposes of calculating income Taxes incurred by Parent, the Surviving Entity or any of their respective Affiliates in respect of the Gross Payments, any such income Taxes shall be computed after reduction for any net operating loss carryforwards or other Tax attributes (including Tax credits) of the Company or any of its Subsidiaries as of the Closing Date that are available to offset such income after taking into account any limits of the usability of such attributes, including under Section 382 of the Code as reasonably determined by Parent’s tax advisor; provided, further, that the Gross Payments shall be treated as the last item of income of Parent, the Surviving Entity or any of their Affiliates, as applicable, in each applicable Tax period (i.e., income Taxes shall be computed after reduction for any net operating loss carryforwards or other Tax attributes (including Tax credits) only if and to the extent that such net operating loss carryforwards or other Tax attributes (including Tax credits) are available after the application of such net operating loss carryforwards or other Tax attributes (including Tax credits) to all other items of income of Parent, the Surviving Entity or any of their Affiliates, as applicable, in each applicable Tax period); and provided, further, that any reasonable out-of-pocket costs or expenses incurred by Parent, the Surviving Entity or their Affiliates in connection with any determination as to the usability of any net operating loss carryforwards or other Tax attributes (including Tax credits) of the Company or any of its Subsidiaries as of the Closing Date, including under Section 382 of the Code, shall be treated as Permitted Deductions;

(b) any Liabilities incurred by Parent, the Surviving Entity or their Affiliates in respect of its performance of this Agreement following the Closing Date or in respect of its performance of any Covered Agreement, including any costs related to the prosecution, maintenance or enforcement by Parent, the Surviving Entity or any of their Subsidiaries of intellectual property rights (but excluding any costs related to a breach of this Agreement or a breach of a Covered Agreement following the Closing Date, by any of Parent, the Surviving Entity, or their Affiliates, including costs incurred in litigation in respect of the same), and including any Liabilities for excise tax under Section 4501 of the Code (as amended by the Inflation Reduction Act of 2022, H.R. 5376) incurred by the Company, Parent, the Surviving Entity or their Affiliates in respect of its performance of this Agreement;

(c) any Liabilities incurred or accrued by Parent, the Surviving Entity or any of their Affiliates in connection with any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee, service fee or other fee, commission or expense owed to any broker, finder, investment bank, auditor, accountant, counsel, advisor or other third party in relation to this Agreement or any Covered Agreement;

(d) any Losses incurred or reasonably expected to be incurred by Parent, the Surviving Entity or their Affiliates arising out of any third-party claims, demands, actions, or other proceedings relating to or in connection with this Agreement or any Covered Agreement, including indemnification obligations of Parent, the Surviving Entity or their Affiliates set forth in this Agreement and any Covered Agreement (but excluding any costs related to a breach of this Agreement or a breach of a Covered Agreement by Parent, the Surviving Entity or their Affiliates following the Closing Date, including costs incurred in litigation in respect of the same);

(e) any Liabilities of Parent resulting from the distribution or issuance of the CVRs (for clarity, not including any consideration payable in respect of the CVRs pursuant to this Agreement), including any Taxes imposed on Parent in connection thereto; provided that any amounts deducted or withheld pursuant to Section 2.4(e) will be deemed to borne by the person in respect of whom such deduction and withholding was made and such amounts will not be treated as Permitted Deductions;

(f) any reasonable out-of-pocket costs incurred by the Acting Holders pursuant to or in connection with this Agreement, including any accountant or legal fees;

(g) any fees of the Independent Accountant to be included as Permitted Deductions pursuant to Section 4.7(b) and any fees of any third-party proxy solicitor to be included as Permitted Deductions pursuant to Section 4.2(d), subject to the terms thereof; and

(h) without duplication, any Liabilities existing or incurred during or prior to the CVR Term that were required to be included in the calculation of Company Net Cash but were not taken into account in the calculation of Company Net Cash as required by the Merger Agreement, as determined in good faith by Parent acting reasonably.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) made by operation of Law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, as allowable by DTC; or (e) as provided in Section 2.6; provided that, with respect to the foregoing clauses (a) – (e), the transferee in such transfer of CVRs shall have provided to Parent an IRS Form W-9 or appropriate IRS Form W-8, as applicable, as soon as practicable following such Permitted Transfer.

“Person” means, an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Rights Agent” means the Rights Agent named in the preamble of this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“SOFR” means, with respect to any period, the daily Secured Overnight Financing Rate provided by the Federal Reserve Bank of New York as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website, as of the date two calendar days prior to the first day of such period.

“SRF114” means the proprietary drug product candidate known as of the Closing Date as “SRF114” and developed by or on behalf of the Company prior to or as of the Closing Date, comprising the afucosylated immunoglobulin isotype G1 antibody that binds to chemokine receptor 8 drug substance used by the Company in clinical trials undertaken prior to or as of the Closing Date.

“SRF114 Payment Amount” means for any CVR Payment Period, an amount equal to (a) 25% of any upfront payment (i.e., a payment made in consideration for entering into an agreement or the grant of a license or other right, but not including any milestone-, royalty-based payments or other payments) actually received by Parent, the Surviving Entity or one or more of their Affiliates during the applicable CVR Payment Period under any written and definitive agreement entered into by Parent, the Surviving Entity or any of their Affiliates after the Closing Date granting any third party rights with respect to the development, manufacture or commercialization of SRF114 or any product containing SRF114 in any market outside of the United States and its territories (an “SRF114 Agreement”) minus (b) to the extent not included in the Permitted Deductions or previously deducted from an SRF114 Payment Amount, external and internal costs and expenses incurred by Parent, the Surviving Entity or their Affiliates, as applicable, from and after the Closing Date for or allocable to the Development of SRF114 (including, without limitation, the costs of clinical studies, clinical supply and regulatory-related fees and costs), in each case under this clause (b), as reasonably determined by Parent in good faith in accordance with the Accounting Standards.

“SRF388” means the proprietary drug candidate known as of the Closing Date as “SRF388” and developed by or on behalf of the Company prior to or as of the Closing Date, comprising the wild-type immunoglobulin isotype G1 antibody inhibiting interleukin-27 drug substance used by the Company in clinical trials undertaken prior to or as of the Closing Date.

“SRF388 Payment Amount” means for any CVR Payment Period, an amount equal to (a) 50% of any upfront payment (i.e., a payment made in consideration for entering into an agreement or the grant of a license or other right, but not including any milestone-, royalty-based payments or other payments) actually received by Parent, the Surviving Entity or one or more of their Affiliates during the applicable CVR Payment Period under any written and definitive agreement entered into by Parent, the Surviving Entity or any of their Affiliates after the Closing Date granting any third party rights with respect to the development, manufacture or commercialization of SRF388 or any product containing SRF388 in any market outside of the United States and its territories (an “SRF388 Agreement”) minus (b) to the extent not included in the Permitted Deductions or previously deducted from an SRF388 Payment Amount, all external and internal costs and expenses incurred by Parent, the Surviving Entity or their Affiliates, as applicable, from and after the Closing Date for or allocable to the Development of SRF388 (including, without limitation, the costs of clinical studies, clinical supply and regulatory-related fees and costs), in each case under this clause (b), as reasonably determined by Parent in good faith in accordance with the Accounting Standards.

“Shares” means each share of the Company’s common stock, $0.0001 par value per share, issued and outstanding immediately prior to the Effective Time (but excluding any Excluded Shares and Dissenting Shares).

“Subsidiary” means with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

“Tax” or “Taxes” means all U.S. federal, state, local and non-U.S. taxes, assessments, charges, customs, duties, fees, levies or other governmental charges, including, without limitation, income, franchise, margin, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, estimated, sales, use, service, license, excise, gross receipts, value-added (ad valorem), add-on or alternative minimum, severance, stamp, occupation, premium, escheat, unclaimed property and all other taxes of any kind for which a Person may have any liability imposed by any Governmental Entity, whether disputed or not, and any charges, fines, interest or penalties imposed by any Governmental Entity or any additional amounts attributable or imposed with respect to such amounts.

“Tax Return” means any return, declaration, report, certificate, bill, election, claim for refund, information return, statement or other written information and any other document filed or supplied or required to be filed or supplied to any Governmental Entity with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof.

1.2

Rules of Construction. For purposes of this Agreement, the parties hereto agree that: (a) whenever the context requires, the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders; (c) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if”; (d) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation;” (e) the meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders; (f) where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires; (g) a reference to any specific Law or to any provision of any Law includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto; (h) references to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented; (i) they have been represented by legal counsel during the negotiation and execution and delivery of this Agreement and therefore waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document; (j) references to any Affiliates of Parent or Subsidiaries of Parent shall be deemed to include the Surviving Entity; (k) the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”) unless the subjects of the conjunction are mutually exclusive; and (l) the measure of a period of one (1) month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; provided, however, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following August 18 is September 18 and one month following August 31 is October 1). The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement. All references to “Dollars” or “$” are to United States Dollars, unless expressly stated otherwise.

2.	CONTINGENT VALUE RIGHTS

2.1

CVRs. The CVRs represent the contractual rights of the Holders to receive the CVR Payment Amounts, if any, pursuant to this Agreement. The initial Holders will be (a) the holders of Shares that are cancelled as of the Effective Time and converted in the right to receive Merger Consideration pursuant to Section 2.1(a) of the Merger Agreement and (b) the holders of Company Equity Awards that are cancelled as of the Effective Time and converted into the right to receive consideration pursuant to Section 2.2 of the Merger Agreement. The initial Holders shall be determined pursuant to the terms of the Merger Agreement and this Agreement, and a list of the initial Holders shall be furnished to the Rights Agent by or on behalf of Parent in accordance with Section 4.1 hereof.

2.2

Non- transferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of a CVR that is not a Permitted Transfer shall be null and void ab initio and of no force or effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.

2.3	No Certificate; Registration; Registration of Transfer; Change of Address.

a)	The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument.

b)

Subject to Section 4.1, the Rights Agent will keep a register (the “CVR Register”) for the purpose of identifying the Holders of CVRs, determining the Holders’ entitlement to CVRs, and registering CVRs and Permitted Transfers thereof. The CVR Register will initially show one position for Cede & Co. representing all of the CVRs that are issued to the holders of Shares held by DTC on behalf of the street holders of such Shares or held by such holders as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders or DTC participants with respect to transfers of CVRs. With respect to any payments to be made under Section 2.4, the Rights Agent will accomplish the payment to any former street name holders of Shares by sending a lump sum payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders. In the case of Equity Award CVRs, such CVRs shall initially be registered in the name and address of the holder thereof as set forth in the records of the Company at the Effective Time and in a denomination equal to the number of Shares subject to such Company Equity Awards cancelled in connection with the Merger. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its Affiliates will have any responsibility or liability whatsoever to any Person under or in connection with this Agreement other than the Holders and the Rights Agent. Both Parent and the Acting Holders may receive and inspect a copy of the CVR Register, from time to time, upon written request made to the Rights Agent by Parent, in the case of a request by Parent, or the applicable Acting Holders, in the case of a request by such Acting Holders. As soon as practicable after receipt of such request, the Rights Agent shall deliver a copy of the CVR Register, as then in effect, to, as applicable, Parent at the address set forth in Section 8.1 or to the applicable requesting Acting Holders at an address provided by such Acting Holders.

c)

Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer the CVRs must be in writing and accompanied by a written instrument of transfer and other documentation reasonably requested by the Rights Agent in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, which may include, if applicable, a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, as applicable, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register and notify Parent in writing of the same. Parent and the Rights Agent may require evidence of payment of a sum sufficient to cover any stamp, documentary, registration or other Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by the Holder of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid unless and until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void and invalid. All costs and expenses related to any transfer or assignment of the CVRs (including the cost of any transfer Tax) will be the responsibility of the transferor.

d)

A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written request, the Rights Agent is hereby authorized to, and shall promptly, record the change of address in the CVR Register.

2.4	Payment Procedures.

a)

No later than forty-five (45) days after the end of each CVR Payment Period during the CVR Term, commencing with the first CVR Payment Period in which Parent or its Subsidiaries receives any Net CVR Payments that are greater than $0.00 for such CVR Payment Period, and for any subsequent CVR Payment Period in which Parent or its Subsidiaries receives any Net CVR Payments that are greater than $0.00 for such CVR Payment Period, Parent shall deliver to the Rights Agent a CVR Payment Statement for the applicable CVR Payment Period, and upon reasonable request by the Acting Holders, Parent shall provide the Acting Holders that made such request with reasonable documentation to support its calculation of Net CVR Payments and the Aggregate CVR Payment Amount for the applicable

CVR Payment Period. Within ten (10) Business Days following the delivery of each CVR Payment Statement for the applicable CVR Payment Period, if the Net CVR Payments for such CVR Payment Period are greater than $0.00, subject to Section 2.4(h), Parent shall duly deposit with or transfer to, or cause to be deposited with or transferred to, the Rights Agent, an amount necessary to pay the Aggregate CVR Payment Amount for the applicable CVR Payment Period to all Holders (other than Holders in respect of Equity Award CVRs), with the Aggregate CVR Payment Amount to be in the form of any of the following:

(i)	solely shares of Parent Common Stock (a “CVR Stock Payment”);

(ii)	solely cash ( a “CVR Cash Payment”); or

(iii)	a combination of shares of Parent Common Stock and cash (a “Combined CVR Cash and Stock Payment”).

Subject to Section 4.2(c), Parent shall have the right, in its sole discretion, to elect one of the foregoing (i), (ii) or (iii) in paying any Aggregate CVR Payment Amount payable under this Agreement to the Holders, which election shall be included in the applicable CVR Payment Statement and be irrevocable thereafter. The Aggregate CVR Payment Amount shall be considered paid on the date the Rights Agent has received money or shares of Parent Common Stock sufficient to pay the Aggregate CVR Payment Amount to the Holders (other than Holders in respect of Equity Award CVRs).

b)

The Rights Agent will promptly, and in any event within ten (10) Business Days of receipt of the Aggregate CVR Payment Amount deposited with the Rights Agent pursuant to Section 2.4(a), together with any letter of instruction reasonably required by the Rights Agent, send each Holder (other than Holders in respect of Equity Award CVRs) at its address set forth on the CVR Register a copy of the related CVR Payment Statement (which statement may be modified or redacted, at the reasonable request of Parent, so as to provide only the total amount of the Gross Payments, the total amount of Permitted Deductions and the ultimate CVR Payment Amount payable in respect of each CVR, as well as a statement as to whether payment will be in the form of a CVR Stock Payment, a CVR Cash Payment or a Combined CVR Cash and Stock Payment). If the Rights Agent also receives payment of the Aggregate CVR Payment Amount under Section 2.4(a), then within ten (10) Business Days after receipt of each such Aggregate CVR Payment Amount, the Rights Agent will also pay the CVR Payment Amount to each Holder (other than Holders in respect of Equity Award CVRs), with each such Holder receiving:

(i)	if Parent elects a CVR Stock Payment, a number of shares of Parent Common Stock determined by dividing the CVR Payment Amount by the Parent Stock Price;

(ii)	if Parent elects the CVR Cash Payment, the CVR Payment Amount; and

(iii)

if Parent elects the Combined CVR Cash and Stock Payment: (A) (1) the CVR Payment Amount divided by the Parent Stock Price, multiplied by (2) the percentage of the CVR Payment Amount that Parent has elected to pay in shares of Parent Common Stock, plus (B) (1) the CVR Payment Amount multiplied by (2) the percentage of the CVR Payment Amount that Parent has elected to pay in cash.

Notwithstanding the foregoing, with respect to any CVR Payment Amount that is payable in respect of Equity Award CVRs, Parent shall, as soon as reasonably practicable following the payment date applicable under this Section 2.4(b) (but in any event no later than March 15 of the Calendar Year following the Calendar Year in which the applicable CVR Payment Period concluded), or shall cause an Affiliate thereof (including the Surviving Entity) to, pay such amount, through Parent’s or such Affiliate’s payroll system, or, if applicable, issue the number of shares of Parent Common Stock for distribution by the Rights Agent, in either case, as described in clauses (i), (ii) or (iii) of the first sentence of this Section 2.4(b), to the applicable holders of Equity Award CVRs.

c)

In the event that any CVR Payment Amount payable to the Holders under this Agreement includes shares of Parent Common Stock, Parent and the Rights Agent shall take such actions as are necessary to issue or transfer to each Holder such Holder’s shares of Parent Common Stock, in accordance with applicable Law. Notwithstanding anything to the contrary herein, no fractional shares of Parent Common Stock shall be issued under this Agreement. In lieu of any fractional share of Parent Common Stock otherwise issuable under this Agreement, if any, the Holder shall receive a cash payment, rounded down to the nearest whole cent and without interest, in an amount equal to the product of the Parent Stock Price for the applicable payment and the fraction of a share the Holder would otherwise be entitled to receive. The shares of Parent Common Stock to be issued to Holders pursuant to the foregoing shall be evidenced by properly authorized share certificates registered with Parent’s stock transfer agent, or, at Parent’s discretion, by book-entry registration with Parent’s stock transfer agent.

d)

The CVR Cash Payment or the cash portion of any Combined CVR Cash and Stock Payment payable under this Agreement (including any cash payment in lieu of fractional shares of Parent Common Stock) shall be paid in United States dollars (i) by electronic payment or check mailed to the address of such Holder reflected in the CVR Register as of 5:00 p.m. Eastern Time on the last day of such CVR Payment Period or (ii) with respect to any such Holder that is due an amount in excess of $100,000 in the aggregate who has provided the Rights Agent wiring instructions in writing as of the close of business on the last day of such CVR Payment Period, by wire transfer of immediately available funds to the account specified on such instructions. The portion of any CVR Payment Amount payable in cash shall be rounded down to the nearest cent.

e)

Parent (or the Surviving Entity or an applicable successor in the case of payments in respect of Equity Award CVRs) shall be entitled to deduct and withhold, or cause the Rights Agent to deduct and withhold, from any CVR Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under applicable Tax Law, as may reasonably be determined by Parent (or the Surviving Entity or an applicable successor in the case of payments in respect of Equity Award CVRs) or the Rights Agent. Prior to making any such deduction or withholding or causing any such deduction or withholding to be made with respect to any CVR Payment Amount (other than amounts due to Holders in respect of Equity Award CVRs), Parent shall use commercially reasonable efforts to instruct the Rights Agent to, and upon receipt of such instruction in the form of a completed tax instruction letter in the form attached hereto as Exhibit A (the “Tax Instruction Letter”), the Rights Agent shall use commercially reasonable efforts to request an IRS Form W-9 or applicable IRS Form W-8, or any other appropriate forms, from Holders within a reasonable amount of time in order to provide an opportunity for an applicable Holder to provide such forms (or any other necessary Tax forms) in order to mitigate or reduce such withholding. Parent shall use commercially reasonable efforts to, or shall cause the Rights Agent to use commercially reasonable efforts to, take all actions that may be necessary to ensure that any amounts withheld in respect of Taxes are timely remitted to the appropriate Governmental Entity. To the extent any amounts are so deducted and withheld and properly and timely remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made, and Parent (or the Surviving Entity or an applicable successor) shall use commercially reasonable efforts to, or shall use commercially reasonable efforts to cause the Rights Agent to, comply with any information reporting requirements under applicable U.S. federal and applicable state and local income Tax Law. In the event any such deduction and withholding are required to be made in respect of any CVR Stock Payment to be received by any Holder in respect of Equity Award CVRs, Parent (or the Surviving Entity or an applicable successor) may satisfy such deduction and withholding by reducing the number of shares of Parent Common Stock to which such Holder otherwise would be entitled under this Agreement by a number of shares equal to (x) the dollar amount of such deduction and withholding divided by (y) the Parent Stock Price. To the extent any amounts are so deducted and withheld in accordance with the previous sentence, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made, and Parent shall use commercially reasonable efforts to, or shall use commercially reasonable efforts to cause the Rights Agent to, take all commercially reasonable actions that may be necessary to ensure that any amounts so withheld in respect of Taxes are timely remitted to the appropriate Governmental Entity. All amounts paid in respect of each Equity Award CVR under this Agreement shall be treated for all U.S. federal and applicable state and local income Tax purposes as wages in the year in which the applicable payment is made (and not upon the receipt of such Equity Award CVR). With respect to any such Tax withholdings on payments of such Equity Award CVRs, any such withholding may be made, or caused to be made, by Parent through Parent’s, the Company’s or its applicable Affiliate’s payroll system.

f)

Any portion of any CVR Payment Amount that remains undistributed to the Holders twelve (12) months after the date of the delivery of the CVR Payment Statement will be delivered by the Rights Agent to Parent, upon demand, and any Holder will thereafter look only to Parent for payment of its share of the applicable CVR Payment Amount, without interest, but such Holder will have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable Law.

g)

Neither Parent, the Rights Agent nor any of their Affiliates shall be liable to any Holder for any CVR Payment Amount delivered to a public official pursuant to any abandoned property, escheat or other similar Laws. If, despite Parent’s and the Rights Agent’s commercially reasonable efforts to deliver a CVR Payment Amount to the applicable Holder, such CVR Payment Amount has not been paid immediately prior to the date on which such CVR Payment Amount would otherwise escheat to or become property of any Governmental Entity, such CVR Payment Amount shall become, to the extent permitted by applicable Laws, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent.

h)

Notwithstanding the foregoing, Parent will not be obligated to pay any CVR Payment Amounts unless the Aggregate CVR Payment Amount exceeds $1,000,000 in any given CVR Payment Period. If the Aggregate CVR Payment Amount is less than $1,000,000, such amount will be rolled over to the next CVR Payment Period until the unpaid Aggregate CVR Payment Amount exceeds $1,000,000. It is hereby agreed that if the Aggregate CVR Payment Amount does not exceed $1,000,000 in any given CVR Payment Period, Parent shall pay the total amount of the then unpaid Aggregate CVR Payment Amount immediately prior to the termination or expiry of this Agreement. This Section 2.4(h) shall not apply to CVR Payment Amounts payable to Holders in respect of Equity Award CVRs.

i)

Parent and the Rights Agent agree that for all U.S. federal (and applicable state, local and non-U.S.) income Tax purposes, (i) amounts payable pursuant to this Agreement are intended to be treated as deferred contingent purchase price for Shares; and (ii) a portion of such amounts may be treated as interest pursuant to Section 483 or Section 1274 of the Code. The parties hereto agree to file all Tax Returns in a manner consistent with the foregoing Tax treatment and in accordance with a duly completed Tax Instruction Letter unless otherwise required by a change in applicable Tax Law after the date of this Agreement or a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local, or non-U.S. Law). Parent represents that it shall instruct Rights Agent on any change in the foregoing tax treatment arising from changes in applicable Tax Law and or any “determination” within the cited Section 1313(a) of the Code et. al.

j)

The parties intend that each Equity Award CVR is exempt from or in compliance with Section 409A of the Code, and this Agreement shall be interpreted and administered in accordance therewith. None of the parties to this Agreement nor any of their employees, directors or representatives shall have any liability to a Holder or transferee or other Person in respect of Section 409A of the Code. Each CVR Payment Amount is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties hereby acknowledge and agree that any CVR Payment Amounts paid out beyond the fifth (5th) anniversary of the Closing Date shall be paid only if such CVR Payment Amounts are subject to a substantial risk of forfeiture under Section 409A of the Code and shall constitute “short-term deferrals” within the meaning of Treas. Reg. §1.409A-1(b)(4).

k)

Commencing with the end of the first CVR Payment Period, if Parent has not delivered to the Rights Agent a CVR Payment Statement pursuant to Section 2.4(a), if the Net CVR Payments for such CVR Payment Period are not greater than $0.00, Parent shall deliver to the Rights Agent a written notice indicating that the Net CVR Payments for such CVR Payment Period are not greater than $0.00 (a “CVR Failure Notice”) accompanied by a statement setting forth, in reasonable detail, a calculation of the Net CVR Payments for the applicable CVR Payment Period. The Rights Agent will promptly, and in any event within ten (10) Business Days of receipt of a CVR Failure Notice, send each Holder at its registered address a copy of such CVR Failure Notice and corresponding documentation.

Notwithstanding the foregoing, if Parent determines (in its sole discretion) to file a registration statement (or to amend an existing registration statement) in connection with any CVR Stock Payment or Combined CVR Cash and Stock Payment, Parent shall use commercially reasonable efforts to promptly file and to cause such registration statement to become effective under applicable securities Laws, and any time period set forth for payments in this Section 2.4 will be tolled pending such filing or amendment.

2.5	No Voting, Dividends or Interest; No Equity or Ownership Interest.

a)	The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder.

b)

The CVRs shall not represent any equity or ownership interest in Parent or in any constituent company to the Merger or any of their respective Subsidiaries or Affiliates. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Parent or any of its Affiliates.

c)

Neither Parent and its directors and officers nor any of its Affiliates and their directors and officers will be deemed to have any fiduciary or similar duties to any Holders by virtue of this Agreement or the CVRs.

d)

It is hereby acknowledged and agreed that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of Parent’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. Each Holder acknowledges that it is highly possible that there will not be any Gross Payments, Net CVR Payments or any resulting CVR Payment Amounts. It is further acknowledged and agreed that neither Parent, the Surviving Entity, their Affiliates nor the Rights Agent owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs. It is acknowledged and agreed that this Section 2.5(d) is an essential and material term of this Agreement.

2.6	Changes in Parent Common Stock.

a)

If shares of Parent Common Stock is changed into, or exchanged for, a different number of shares or a different class, by reason of any subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, any CVR Stock Payment or the stock portion of any Combined CVR Cash and Stock Payment shall be correspondingly adjusted to provide the Holders the same economic effect as contemplated by this Agreement prior to such event.

b)

If, as a result of any reorganization, recapitalization, reclassification, or other similar change in shares of Parent Common Stock, the outstanding shares of Parent Common Stock is exchanged for a different kind, class or series of shares or other securities of Parent, an appropriate adjustment to the kind, class or series of shares or other securities subject to the CVRs and this Agreement shall be made.

2.7

Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in such Holder’s CVRs by transferring such CVRs to Parent or to a Person nominated by Parent without consideration therefor, which a Holder may effect via delivery of a written abandonment notice to Parent (with a copy to the Rights Agent). Nothing in this Agreement shall prohibit Parent or any Person nominated by Parent from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion (it being understood that Parent shall promptly notify the Rights Agent of any CVRs acquired by Parent or any Person nominated by Parent, and each such acquired CVR shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and Section 6).

3.	THE RIGHTS AGENT

3.1	Certain Duties and Responsibilities.

a)

Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions set forth in this Agreement (and no implied terms and conditions), and the Rights Agent hereby accepts such appointment. The Rights Agent will not have any liability for any actions taken, suffered, or not taken in connection with this Agreement, except to the extent such liability arises as a result of the Rights Agent’s willful misconduct, bad faith or gross negligence (which willful misconduct, bad faith or gross negligence must be determined by a court of competent jurisdiction in a final and non-appealable judgment).

b)

The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at Law or otherwise or to make any demand upon Parent.

3.2

Certain Rights of the Rights Agent. Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions hereof, the Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

a)

the Rights Agent may rely and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in the absence of bad faith to be genuine and to have been signed or presented by the proper party or parties;

b)

whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting to take any action hereunder, the Rights Agent may rely upon an Officer’s Certificate delivered to the Rights Agent, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of gross negligence, bad faith, or willful misconduct (each as determined by a final non-appealable judgement of a court of competent jurisdiction) on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered, or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate;

c)

the Rights Agent may engage and consult with counsel of its selection and the advice of such counsel or any opinion of counsel will be full and complete authorization and protection to the Rights Agent, and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it in reliance thereon in the absence of bad faith, gross negligence or willful misconduct (each as determined by a final non-appealable judgement of a court of competent jurisdiction) on the part of the Rights Agent in the selection and continued employment of such counsel;

d)	the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

e)	the Rights Agent will not be required to give any note or surety in respect of the execution of its powers under, or otherwise in respect of the premises of, this Agreement;

f)

Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless from and against, any losses, liability, damage, judgement, fine, penalty, claim, demands, suits or expenses (“Losses”) for any action taken, suffered or incurred by the Rights Agent arising out of or in connection with the execution, acceptance, administration, exercise and performance by the Rights Agent of its duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any Loss, unless such Loss has been determined by a final non-appealable judgement of a court of competent jurisdiction to be a result of the Rights Agent’s fraud, willful misconduct, bad faith or gross negligence;

g)

Notwithstanding anything in this Agreement to the contrary, (i) in no event shall the Rights Agent be liable for any special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits) arising out of any act or failure to act hereunder, even if the Rights Agent has been advised of the likelihood of such loss or damage or has foreseen the possibility or likelihood of such damages and (ii) the aggregate liability of the Rights Agent arising in connection with this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amount paid or payable hereunder by Parent to the Rights Agent as fees and charges during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought;

h)

Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement in accordance with the fee schedule agreed upon in writing by the Rights Agent and Parent and incorporated herein by reference (the “Fee Schedule”); and (ii) to reimburse the Rights Agent for all reasonable and necessary out-of-pocket expenses and other charges of any kind and nature paid or incurred by it in connection with the preparation, delivery, negotiation or amendment of this Agreement and the administration, exercise or performance by the Rights Agent of its duties hereunder, including all taxes (other than personal property taxes, corporate excise or privilege taxes, property or license taxes, taxes relating to the Rights Agent’s personnel, and taxes imposed on or measured by the Rights Agent’s gross revenues, net income and franchise or similar taxes imposed on it (in lieu of net income taxes));

i)	the Rights Agent shall act hereunder solely as agent for Parent and shall not assume any obligations or relationship of agency or trust with any of the owners or Holders of the CVRs;

j)

the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

k)

the Rights Agent shall have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent) and the enforceability of this Agreement against the Rights Agent, assuming the due execution and delivery hereof by Parent; nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

l)

no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

m)

the Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall not incur any liability for failing to take action in connection therewith, in each case, unless and until it has received such notice;

n)

the Rights Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of the Merger Agreement or any Covered Agreement, nor shall the Rights Agent be required to determine if any Person has complied with the Merger Agreement or any Covered Agreement, nor shall any additional obligations of the Rights Agent be inferred from the terms of the Merger Agreement or any Covered Agreement even though reference thereto may be made in this Agreement;

o)

the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder (i) itself (through its directors, officers, or employees) or (ii) through its agents, representatives, attorneys, custodians and/or nominees and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such agents, representatives, attorneys, custodians and/or nominees, absent their gross negligence, bad faith or willful or intentional misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof; and

p)	The indemnification provided by Parent to Rights Agent pursuant to this Section 3.2 shall survive the resignation, replacement or removal of the Rights Agent and the termination of this Agreement.

3.3	Resignation and Removal; Appointment of Successor.

a)

The Rights Agent may resign at any time by giving written notice thereof to Parent and the Holders, specifying a date when such resignation will take effect, which notice will be sent at least thirty (30) days prior to the date so specified. Parent has the right to remove the Rights Agent at any time by a Parent Board Resolution specifying a date when such removal will take effect. Notice of such removal will be given by Parent to the Rights Agent, which notice will be sent at least thirty (30) days prior to the date so specified.

b)

Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other stockholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under this Section 3.3(b). The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of the transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 3.3(b). If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3 or becomes incapable of acting, Parent, by Parent Board Resolutions, will as soon as is reasonably possible appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a transfer agent of national reputation or the corporate trust department of a commercial bank. Notwithstanding the foregoing, if Parent fails to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent or any Holder may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

c)

Parent will give notice to the Holders of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent in accordance with Section 8.2. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be mailed at the expense of Parent. Failure to give any notice provided for in this Section 3.3(c), however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agents, as the case may be.

d)

The Rights Agent will reasonably cooperate with Parent and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent.

3.4

Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will, at or prior to such appointment, execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers, duties and trusts of the retiring Rights Agent, except such rights which survive its resignation or removal under this Agreement.

3.5

Holding of Funds. All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of services hereunder (the “Funds”) shall be held by Computershare as agent for Parent and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for Parent. Until paid pursuant to the terms of this Agreement, Computershare will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare shall not be obligated to pay such interest, dividends or earnings to the Parent, any Holder, or any other Person.

4.	COVENANTS

4.1

List of Holders. Parent will furnish or cause to be furnished to the Rights Agent, in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders of such securities within fifteen (15) Business Days after the Effective Time. Until such list of Holders is furnished to the Rights Agent, the Rights Agent shall have no duties, responsibilities or obligations with respect to keeping the CVR Register, providing notices or making payments to such Holders.

4.2	Payment of CVR Payment Amounts.

a)

If any Net CVR Payments have been received by Parent, the Surviving Entity or their Affiliates during any CVR Payment Period in accordance with this Agreement, Parent will, promptly (but in any event no later than ten (10) Business Days) following the delivery of the applicable CVR Payment Statement to the Rights Agent, deposit with or transfer to the Rights Agent, for payment or issuance to the Holders in accordance with Section 2.4, the aggregate amount of cash or shares of Parent Common Stock necessary to pay the applicable CVR Payment Amount to each Holder (other than cash payments to Holders of Equity Award CVRs, in respect of which any CVR Payment Amount shall be paid in accordance with Section 2.4(a)). Absent sufficient deposits by Parent, the Rights Agent shall have no duty to make payments to the Holders.

b)	For the avoidance of doubt, no payments shall be made in respect of any CVRs if the Net CVR Payments during any CVR Payment Period are less than $0.00.

c)

Notwithstanding anything to the contrary in this Agreement and the Merger Agreement, if at the time of the determination of the Aggregate CVR Payment Amount pursuant to Section 2.4, in the good faith reasonable judgment of Parent, after consulting with its Tax advisor, the aggregate value of the Upfront Consideration (as defined in the Merger Agreement) paid in shares of Parent Common Stock and any CVR Stock Payments is not at least 40% of the aggregate value of the total consideration payable to the holders of Shares pursuant to the Merger Agreement and this Agreement (the “Reorg Threshold”), then the portion of any CVR Payment Amounts that is comprised of CVR Cash Payments shall be reduced to the extent necessary to satisfy the Reorg Threshold, and, subject to the following sentence, the portion of any CVR Payment Amounts that is comprised of CVR Stock Payments shall be increased by an amount equal to the amount by which the CVR Cash Payments are so reduced. Notwithstanding anything else to the contrary in this Agreement, subject to Section 4.2(d), in no event shall the aggregate number of shares of Parent Common Stock issuable under this Agreement exceed such number of shares that (in the good faith determination of Parent’s Board of Directors, and after consultation thereby with outside legal counsel) would require Parent to obtain stockholder approval under applicable Nasdaq rules and requirements (the “Nasdaq Rules”).

d)

If any CVR Payment Amounts payable under this Agreement in the form of a CVR Stock Payment are otherwise prohibited or limited as a result of the last sentence of Section 4.2(c) (a “Prohibited CVR Payment”), Parent shall deliver written notice thereof to the Rights Agent (the “Prohibited CVR Payment Notice”), and the Rights Agent will promptly, and in any event within ten (10) Business Days of receipt of the Prohibited CVR Payment Notice from Parent, send each Holder at its registered address a copy of the Prohibited CVR Payment Notice. During the 30 Business Day period after delivery of the Prohibited CVR Payment Notice by the Rights Agent to the Holders, the Acting Holders may, by delivery of written notice to Parent and the Rights Agent (the “Acting Holder Request”), request that Parent seek to obtain the stockholder approval required pursuant to Nasdaq Listing Rule 5635 and any related Nasdaq Rules in order to permit the issuance of shares of Parent Common Stock necessary to make the Prohibited CVR Payment (and any other CVR Payment Amounts that are then reasonably anticipated to be made under this Agreement) in the form of a CVR Stock Payment (the “Parent Stockholder Matter”). Following receipt of the Acting Holder Request, Parent shall use such commercially reasonable efforts required to (i) promptly file with the U.S. Securities and Exchange Commission a proxy statement in preliminary and definitive form (as amended or supplemented from time to time, the “Parent Proxy Statement”) to be sent to Parent’s stockholders in connection with a special meeting of Parent’s stockholders for the Parent Stockholder Matter and (ii) convene and hold such special meeting of Parent’s stockholders (the “Parent Special Meeting”). All reasonable and documented fees and expenses of any third-party proxy solicitor engaged by Parent in connection with the Parent Special Meeting shall constitute Permitted Deductions. If the Acting Holders deliver the Acting Holder Request, Parent shall not be required to make the related Prohibited CVR Payment(s) unless and until the Parent Stockholder Matter has been validly approved by Parent’s stockholders at the Parent Special Meeting, and all time periods applicable to the payment of any related Prohibited CVR Payment(s) shall be tolled until the Parent Stockholder Matter is validly approved. If the Acting Holders do not deliver the Acting Holder Request, or if the Parent Stockholder Matter is rejected by Parent’s stockholders at the Parent Special Meeting, the related Prohibited CVR Payment(s) shall not be payable under this Agreement. Parent shall have no liability to any Holder or any other Person if the Parent Stockholder Matter is rejected by Parent’s stockholders and, as a result, the related Prohibited CVR Payment(s) are not payable pursuant hereto. Parent’s sole obligation under this Section 4.2(d) is to use commercially reasonable efforts to take the actions required under this Section 4.2(d). The foregoing notwithstanding, Parent shall not be required to solicit approval of the Parent Stockholder Matter, prepare or file the Parent Proxy Statement or convene the Parent Special Meeting if, in the good faith judgment of Parent’s Board of Directors (after consultation thereby with outside legal counsel), such actions would be materially detrimental to Parent, in which case Parent’s Board of Directors may cause Parent to defer the taking of such actions until such time as the taking of such actions would not be materially detrimental to Parent (as determined in the good faith judgment of Parent’s Board of Directors, and after consultation thereby with outside legal counsel), and Parent shall deliver notice of such deferral to the Acting Holders that submitted the Acting Holder Request. The Holders may only exercise their right to deliver an Acting Holder Request once, and Parent shall have no obligation to convene a Parent Special Meeting and take the other related actions required under this Section 4.2(d) more than once.

4.3	Direction and Control of Business.

a)

Subject to Section 4.4, Parent and its Affiliates shall have the right, in their sole and absolute discretion, to direct and control the research, development, commercialization and other exploitation of the SRF114 program and SRF388 program controlled by the Company prior to the Closing Date and by Parent, the Surviving Entity and their Affiliates after the Closing Date (the “SRF114 Program” and “SRF388 Program”, respectively) in all respects, including any determination to test, develop, pursue, market, make any regulatory filings or seek regulatory approval with respect to, commence or continue any sale of, or make any other strategic decisions affecting, either or both of the SRF114 Program and the SRF388 Program.

b)

Notwithstanding the foregoing, nothing in this Agreement shall be construed as requiring Parent, the Surviving Entity or any of their Affiliates to continue or institute any clinical trials of or seek regulatory approval for either SRF114 or SRF388 or commence any sales of either such product in any jurisdiction and any determination by Parent, the Surviving Entity and any of their Affiliates with respect to the foregoing shall be made in Parent’s, the Surviving Entity’s or their Affiliates’ sole and absolute discretion. None of Parent, the Surviving Entity or any of their Affiliates shall have any liability to any Holder because none of Parent, the Surviving Entity or their Affiliates negotiate, execute and enter into an SRF114 Agreement or SRF388 Agreement. The Rights Agent acknowledges and agrees, on behalf of itself and each Holder, that there is a possibility no Gross Payments or Net CVR Payments will be received during the CVR Term.

c)

For the avoidance of doubt and subject to Section 4.4, nothing in this Agreement shall prevent Parent, the Surviving Entity or their Affiliates from terminating either or both of the SRF114 Program or the SRF388 Program, in whole or in part, following a determination by the Parent’s Board of Directors (exercising is business judgment in good faith) to terminate either or both of the SRF114 Program or the SRF388 Program, in whole or in part.

4.4	Covenant to Comply.

a)

Notwithstanding anything to the contrary herein, during the CVR Term, Parent will not, and Parent will cause the Surviving Entity and its other Affiliates to not, (i) enter into, amend or otherwise modify any Covered Agreement or (ii) materially breach any of the terms and conditions under any of the Covered Agreements, in each case ((i) and (ii)), in a manner that would or would reasonably be expected to adversely impact the interests of the Holders or the related Net CVR Payments in any material respect; provided that nothing in this Section 4.4(a) shall prohibit Parent, the Surviving Entity or this Affiliates from entering into the initial SRF114 Agreement or the initial SRF388 Agreement, as applicable, on terms and conditions negotiated by Parent or its Affiliates in their discretion.

b)

Parent shall cause the Surviving Entity and Parent’s and the Surviving Entity’s Affiliates to comply with the terms of this Agreement and the Covered Agreements (to the extent subject thereto), and Parent shall be responsible for any breaches of this Agreement or the Covered Agreements (to the extent subject thereto) which are caused by the Surviving Entity or the Surviving Entity’s or Parent’s Affiliates.

4.5

Books and Records. Parent shall, and shall cause its Affiliates to, keep true, correct, complete and accurate records in sufficient detail to enable the Holders and the Independent Accountant to determine the amounts payable hereunder.

4.6

Further Assurances. Parent agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

4.7

Parent Stock Issuance. If Parent elects to pay the applicable CVR Payment Amount as either a CVR Stock Payment or a Combined CVR Cash and Stock Payment, Parent shall use commercially reasonable efforts to promptly cause the shares of Parent Common Stock to be issued in connection with such payment to be listed on Nasdaq (or such other stock exchange on which the Parent Common Stock may be then listed), subject to official notice of issuance, prior to the applicable issuance date. Parent shall use commercially reasonable efforts to promptly take all actions reasonably required to be taken under state securities Laws in connection with the CVR Stock Payment or stock portion of the Combined CVR Cash and Stock Payment.

4.8	Audit Rights.

a)

Until one year after the end of the CVR Term (the “Review Request Deadline”), upon the written request of the Acting Holders (such requesting Acting Holders, the “Audit Rights Acting Holders”) provided to Parent not less than thirty (30) days in advance (such request not to be made more than two times during any Fiscal Year), Parent shall promptly provide such Audit Rights Acting Holders with reasonable documentation to support its calculation of Net CVR Payments, and shall make its financial personnel reasonably available to one designee appointed as representative of the Audit Rights Acting Holders to discuss and answer such Audit Rights Acting Holders’ questions regarding such calculations. If the designee of the Audit Rights Acting Holders does not agree with Parent’s calculations, and such designee and Parent fail to agree on the matter under dispute within 20 Business Days after the Audit Right Acting Holders request documentation supporting Parent’s calculation, Parent shall permit one independent certified public accounting firm of nationally recognized standing selected by the applicable designee and reasonably acceptable to Parent (the “Independent Accountant”), to have access at reasonable times during normal business hours to the books and records of Parent, the Surviving Entity and their Affiliates solely as may be reasonably necessary to evaluate and verify, for such applicable CVR Payment Period only, Parent’s calculations of the Gross Payments, Net CVR Payments and the Aggregate CVR Payment Amount hereunder; provided that (i) Parent may redact documents and information not relevant to the evaluation and verification of such calculations pursuant to this Section 4.7(a), (ii) such Independent Accountant and the Audit Rights Acting Holders and their designee shall each enter into a customary confidentiality agreement reasonably satisfactory to Parent with respect to the confidential information of Parent, the Surviving Entity or their Affiliates to be furnished pursuant to this Section 4.7, (iii) such access does not unreasonably interfere with the conduct of the business of Parent, the Surviving Entity or any of their Affiliates, and (iv) such Independent Accountant shall disclose to the designee of the Audit Rights Acting Holders and Rights Agent only whether any Aggregate CVR Payment Amount was payable by Parent during the applicable CVR Payment Period and, if applicable, whether the Independent Accountant determined that an Aggregate CVR Payment Amount that was properly due was not paid to the Rights Agent (or that the amount of such payment was less than the amount due) (a “CVR Shortfall”).

b)

In the event of a CVR Shortfall, Parent shall pay the applicable amount of the CVR Shortfall to the Rights Agent in accordance with Section 2.4 for further distribution to the Holders by the Rights Agent in accordance with Section 2.4. Parent shall pay such amount of CVR Shortfall within twenty (20) Business Days after the date the Independent Accountant delivers to Parent and the designee of the Audit Right Acting Holders the Independent Accountant’s written report with respect thereto, plus interest calculated at the rate of SOFR, plus one percent (1%) per annum or the maximum rate allowed by applicable law, whichever is lower, from when such CVR Shortfall should have been paid to the date of the actual payment. In the event of a CVR Shortfall, the fees of the Independent Accountant shall be paid by Parent. Otherwise, the fees of the Independent Accountant shall be a Permitted Deduction under this Agreement.

5.	AMENDMENTS

5.1	Amendments without Consent of Holders.

a)

Without the consent of any Holders or the Acting Holders, Parent, when authorized by Parent Board Resolutions and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in, and subject to, Section 8.3.

b)

Without the consent of any Holders or the Acting Holders, Parent, when authorized by Parent Board Resolutions, and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)	to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii)

to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection and benefit of the Holders; provided that, in each case, such provisions do not adversely affect any interests of the Holders;

(iii)

to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect any interests of the Holders;

(iv)

as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any applicable state securities or “blue sky” laws;

(v)	as may be necessary to comply with or be exempt from the requirements of Section 409A of the Code;

(vi)	to cancel or reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 2.6;

(vii)	as may be necessary or appropriate to ensure that Parent complies with applicable Law; provided that in each case, such amendment shall not adversely affect the interests of the Holders; or

(viii)

any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change adversely affects the interests of the Holders.

c)

Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will, at Parent’s expense, deliver (or cause the Rights Agent to deliver) a notice thereof in accordance with Section 8.2 to the Holders, setting forth such amendment.

5.2	Amendments with Consent of Holders.

a)

Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Acting Holders, Parent, when authorized by Parent Board Resolutions, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interest of the Holders; provided, however, that no such amendment shall, without the consent of the Acting Holders:

(i)

modify in a manner adverse to the Holders (A) any provision contained herein with respect to the termination of this Agreement or the CVRs, (B) the time for, and amount of, any payment to be made to the Holders pursuant to this Agreement, or (C) the definition of CVR Payment Amount or Gross Payments;

(ii)	reduce the number of CVRs (except as contemplated by Section 5.1(b)(vi)); or

(iii)

modify any provisions of this Section 5.2, except to increase the percentage of Holders from whom consent is required or to provide that certain provisions of this Agreement cannot be modified or waived.

b)

No amendment pursuant to this Section 5.2 shall adversely affect the interest of a Holder (in its capacity as a Holder) relative to the interests of all Holders, without the prior written consent of the affected Holder.

c)

Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will, at Parent’s expense, mail or deliver (or cause the Rights Agent to mail or deliver) a notice thereof in accordance with Section 8.2 to the Holders, setting forth such amendment.

5.3

Execution of Amendments. In executing any amendment permitted by this Section 5, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent and reasonably acceptable to the Rights Agent, each stating that the execution of such amendment is authorized or permitted by this Agreement. Each amendment to this Agreement shall be evidenced by a writing signed by the Rights Agent and Parent. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own obligations, rights, privileges, powers, immunities, covenants or duties under this Agreement or otherwise and the Rights Agent shall not be bound by amendments not executed by it.

5.4

Effect of Amendments. Upon the execution of any amendment under this Section 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

6.	REMEDIES OF THE HOLDERS

6.1

Event of Default. An “Event of Default” with respect to the CVRs, means any of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Entity):

a)

default in the payment by Parent pursuant to the terms of this Agreement of all or any part of a CVR Payment Amount after a period of ten (10) Business Days after such CVR Payment Amount shall become due and payable; or

b)

material default in the performance, or breach in any material respect, of any covenant or warranty of Parent hereunder (other than a payment default subject to Section 6.1(a)), and continuance of such default or breach for a period of 30 days after a written notice specifying such default or breach and requiring it to be remedied is given, which written notice states that it is a “notice of default” hereunder and is sent by registered or certified mail to Parent and the Rights Agent by the Acting Holders.

If an Event of Default described above occurs and is continuing (and has not been cured or waived), then, and in each and every such case, the Acting Holders by notice in writing to Parent and to the Rights Agent, may, in their discretion, commence a legal proceeding to protect the rights of the Holders, including to obtain damages or payment for any amounts then due and payable. Notwithstanding anything herein to the contrary, damages directly resulting from and in the event of an Event of Default shall be the sole and exclusive remedy of any and all Holders for any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement or the CVRs, or the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby, and the Rights Agent, Parent and its Affiliates shall not be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits).

The foregoing provisions of this Section 6.1, however, are subject to the condition that if, at any time after the Acting Holders shall have commenced such proceeding, and before any award shall have been obtained, Parent shall pay or shall deposit with the Rights Agent a sum sufficient to pay all amounts which shall have become due and such amount shall be sufficient to cover reasonable compensation to the Rights Agent, its agents, attorneys and counsel, and all Events of Default under this Agreement shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the Acting Holders, by written notice to Parent and to the Rights Agent, may waive all defaults that are the subject of such proceeding, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default.

6.2

Limitations on Suits by Holders. Except for the rights of the Rights Agent expressly set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders, will be entitled to exercise such rights. Notwithstanding any other provision in this Agreement, the right of any Holder of any CVR to receive payment of the amounts that a CVR Payment Statement indicates are payable in respect of such CVR on or after the applicable due date, or to commence proceedings for the enforcement of any such payment on or after such due date, shall not be impaired or affected without the consent of such Holder.

6.3

Control by Acting Holders. Subject to the last sentence of Section 6.2, the Acting Holders shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Holders under this Agreement, or exercising any power conferred on the Holders by this Agreement; provided that such direction shall not be otherwise than in accordance with applicable Law and the provisions of this Agreement.

7.	OMITTED

8.	OTHER PROVISIONS OF GENERAL APPLICATION

8.1

Notices to Rights Agent and Parent. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) two (2) Business Days after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Eastern time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

If to the Rights Agent:

Computershare Inc.

Computershare Trust Company,

N.A. 150 Royall Street

Canton, MA 02021

Attention: Client Services If to Parent:

Coherus Biosciences, Inc.

333 Twin Dolphin Drive,

Suite 600 Attention: General

Counsel

Email: cslavinsky@coherus.com

with a copy to (which shall not constitute notice):

Arnold & Porter Kaye

Scholer LLP 250 West 55th

Street

New York, NY 10019

Attention: Lowell Dashefsky; Michael Penney

E-mail: Lowell.Dashefsky@arnoldporter.com; Michael.Penney@arnoldporter.com

The Rights Agent or Parent may specify a different address by giving notice in accordance with this Section 8.1.

8.2

Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and transmitted through the facilities of DTC in accordance with DTC’s procedures or mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

8.3

Parent Successors and Assigns. Parent may not assign this Agreement without the prior consent of the Acting Holders; provided, however, Parent may assign any or all of its rights, interests and obligations hereunder, in its sole discretion and without the consent of the Acting Holders or any other Person, (i) to any controlled Affiliate of Parent (an “Assignee”), but only for so long as the Assignee remains a controlled Affiliate of Parent and provided that the Assignee agrees to assume and be bound by all of the terms and conditions of this Agreement; provided further that, in connection with any assignment to an Assignee, Parent shall, and shall agree to, remain liable for the performance by the Assignee of all obligations, duties and covenants of Parent under this Agreement, or (ii) in connection with a Change of Control; provided, that, in the case of a Change of Control as defined in clauses (a) and (b) of the definition of “Change of Control”, unless otherwise consented to by the Acting Holders, any applicable CVR Payment Amount due and payable pursuant to the terms of this Agreement shall be paid solely in cash, unless the acquiring Person has equity securities listed on Nasdaq (or another stock exchange) and such acquiring Person has a market capitalization equal to or greater than the market capitalization of Parent as of the Effective Time, in which case the successor may pay any applicable CVR Payment Amount in cash, stock, or a combination of cash and stock in accordance with this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, and shall be enforceable by and inure solely to the benefit of, Parent’s successors and each Assignee. The Rights Agent may not assign this Agreement without Parent’s prior written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 8.3 shall be void and of no effect.

8.4

Benefits and Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, the Rights Agent’s permitted successors and assigns, Parent, Parent’s successors and assigns, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement. Notwithstanding anything to the contrary contained herein, (a) except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and, with the exception of Section 6.2(b), no individual Holder or other group of Holders will be entitled to exercise such rights and (b) any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable.

8.5	Governing Law; Dispute Resolution.

a)

This Agreement, the CVRs and all actions arising under this Agreement or in connection herewith or therewith shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any other jurisdiction other than the State of Delaware.

b)

Subject to Section 4.7, in any action or proceeding arising out of or relating to this Agreement or any of the CVRs: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (it being agreed that the consents to jurisdiction and venue set forth in this Section 8.5(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties); and (ii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 8.2. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

c)

EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE). EACH PARTY HERETO (A) MAKES THIS WAVIER VOLUNTARILY AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCTED TO ENTER INTO THIS AGREEMENT BY, AND AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.5(C).

8.6

Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision. If any excluded provision, or the application thereof, shall materially and adversely affect the rights, immunities, liabilities, duties, responsibilities or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to the Parent.

8.7

Counterparts and Signature. This Agreement may be executed in multiple counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that the parties need not sign the same counterpart.

8.8

Termination. This Agreement will expire and be of no force and effect, the parties will have no liability hereunder (other than with respect to monies due and owing by Parent to Rights Agent or any other rights of the Rights Agent which expressly survive the termination of this Agreement), and no additional payments will be required to be made, upon the later of (i) the conclusion of the CVR Term, (ii) the payment of all Aggregate CVR Payment Amounts to the Rights Agent required to be paid under this Agreement and the payment of the full amount of all CVR Payment Amounts to the Holders (other than holders of Equity Award CVRs) by the mailing by Rights Agent to the address of such Holders reflected in the CVR Register, and (iii) if a written request is received before the Review Request Deadline, the decision of the Independent Accountant (and, if applicable, payment of any CVR Shortfall as determined by the Independent Accountant to be owed by the Parent) pursuant to Section 4.7.

8.9

Entire Agreement. As it relates to the Rights Agent, this Agreement and the Fee Schedule constitute the entire agreement of the parties hereto, notwithstanding the reference to any other agreement herein, including the Merger Agreement, and supersedes all contemporaneous and prior agreements and understandings, both written and oral, among or between any of the parties hereto, with respect to the subject matter hereof. As between Parent and the Company, this Agreement and the Merger Agreement (including the documents and instruments referred to herein and therein) contain the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior contemporaneous oral agreements, arrangements, communications and understandings among the parties hereto with respect to the subject matter hereof and thereof. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling.

8.10

Confidentiality. The Rights Agent and the Parent agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public Holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by a valid order of an arbitration panel, court or Governmental Entity of competent jurisdiction or is otherwise required by law or regulation, including SEC or Nasdaq Rules, or pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

8.11

Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control, including acts of God, terrorist acts, pandemics, epidemics, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

COHERUS BIOSCIENCES, INC.

By:	/s/ Dennis M. Lanfear
Name:	Dennis M. Lanfear
Title:	President and Chief Executive Officer

COMPUTERSHARE TRUST
COMPANY, N.A.,
COMPUTERSHARE INC., on
behalf of both entities

By:	/s/ Collin Ekeogu
Name:	Collin Ekeogu
Title:	Manager, Corporate Actions

[Signature Page to Contingent Value Rights Agreement]

Exhibit A

Tax Instruction Letter

Standard Tax Reporting Instructions

Pursuant to the Emergency Economic Stabilization Act of 2008, financial intermediaries such as Computershare must report cost basis for certain types of securities acquired after January 1, 2011 to both security holders and the IRS. In preparation for the year-end tax reporting to be performed by Computershare under our service agreement for the corporate actions event described in Section 2 of this agreement, please (a) complete the below Year End Tax Reporting Package and (b) provide us with the pertinent issuer statement (i.e., hard copy or website link requested in Section 4 below) as required of issuers under Internal Revenue Code Section 6045B and the underlying Treasury regulations.

In the event that you have not yet produced the issuer statement, kindly provide us with the requisite information at your earliest convenience when completed. You may find it helpful to refer to the below link on the IRS website for some background information regarding the issuer’s obligation to produce the issuer statement.

https://www.irs.gov/forms-pubs/form-8937-report-of-organizational-actions-affecting-basis-of-securities

Please review, complete, execute and return the Year End Tax Reporting Package or the Form 8937, attached documents via e- mail. By requesting cost basis information, Computershare has fulfilled its regulatory obligation. Failure to provide correct basis information may result in a liability to you as an issuer, but if we can provide additional details, please feel free to call upon us.

Additional information may be required based on the completion of the information provided below.

PLEASE NOTE: If IRC sections 302/304 apply to this Corporate Actions event, please reach out to the Corporate Actions Relationship Manager listed on Wire Instruction Exhibit of this Agreement to provide further details.

Year End Tax Reporting Package

Computershare cannot provide tax advice for purposes of completing this worksheet. Please consult your tax counsel to determine your respective tax reporting requirements.

Stockholder accounts without certified TIN, or certification of foreign status on our system of record will be subject to backup withholding tax at the applicable rate in accordance with IRS rules and regulations regarding 1099 tax reporting. The applicable backup withholding tax deducted from their payment will be remitted to the Internal Revenue Service (IRS). Holders will need to claim any refund of over withholding directly from the IRS and not Computershare. Please note residents or holders that are uncertified, and reside in the state of CA will be withheld an additional 7% which will be remitted to the state of CA.

Important: Computershare uses Constructive Receipt (refer to below definition) reporting for its standard tax reporting default. Deviations from our Standard Default Tax Terms, late submissions and subsequent corrections after the event is over will be subject to additional fees, by appraisal. If Computershare does not receive the completed tax letter by the expiration of the offer /effective date of the distribution or exchange, Computershare will use our Standard Default Tax Terms.

Computershare will perform form suppression on de minimis reporting for the following: on 1099-B tax forms less than $20 in proceeds and fractional share issuance if no withholding; 1099-DIV tax forms less than $10 in dividend income if no withholding.

Computershare will not be liable for any IRS penalties resulting from any client changes to this tax letter or client delay in any final tax instructions that will alter our initial tax reporting instructions. Should any withholding be remitted late to the IRS as a result of any changes to your initial tax reporting instructions. Company and/or Purchaser will be responsible for obligations related to penalties and interest as noted under the Section 3.2(f) of the Agreement.

Definitions:

Constructive Receipt: Constructive Receipt means that any corporate action exchange proceeds would be reported to the IRS in the year the merger is effective, whether or not the stockholder has presented the requisite and valid documentation in such year.

Standard Default Tax Terms: The share consideration (if any) is considered a non-taxable event with no Fair Market Value Reporting (FMV) on shares. Principal and CIL are reported on form 1099B as constructive receipt. In the event of an exchange, dividends declared after the effective date, will accrue on the shares issuable to un-exchanged holders and tax reported “as if” paid currently.

Section 2 – Client Information

Client Name:

Tax ID/EIN:

Issue Description/Type:

CUSIP Number(s):

Will you require Computershare to perform tax reporting services for this transaction?

☐ Yes	☐ No***

***

If you mark the above box “No”, an explanation of either how the consideration will be tax reported, or why tax reporting is not applicable (i.e. K1, W-2, etc.), is required. Please provide this explanation in Section 5 where it indicates “If you answered “No” in Section 2.

Section 3 – Standard 1099 Reporting

3.A – Principal payment / cash in lieu of fractional shares

If 3.A is not applicable, please check here and move to 3.B  ☐

Computershare to report principal payment on Form 1099-B.

Yes, on Form 1099-B  ☐ Yes, on a form other than Form 1099-B. Please complete Section 3.C  ☐

Computershare to report cash in lieu payment for fractional shares made to holders.

Yes, on Form 1099-B  ☐ Yes, on a form other than Form 1099-B. Please complete Section 3.C  ☐

3.B – Dividend Reporting (including accrued dividends for unexchanged accounts)

If 3.B is not applicable, please check here and move to Section 3.C  ☐

Dividends that have been paid in conjunction with Corporate Actions payments, deemed or accrued, such payment will be reported as Constructive Receipt on Form 1099-DIV or 1042-S.

Computershare to report dividends on Forms 1099-DIV / 1042-S.

Yes, Form 1099-DIV/1042-SB  ☐ Yes, on a form other than Form 1099-DIV/1042=S.  ☐ Please explain

Did the Company and or Purchaser distribute qualified dividends (100% ordinary & 100% qualified) for this tax year on the Newco shares?

Yes  ☐             *No  ☐

*

If no, please provide us with your worksheet to ensure all reportable income or reclassification income, paid by Computershare as agent, is reported correctly. Please note that up to five decimal points can be utilized in the reallocation process. If you choose to use less than five decimal points this could result in rounding issues. Due to time constraints inherent with tax season, we will not be able to re-run tax forms due to rounding issues. Please provide us with your worksheet reflecting all distributions for this applicable tax year.

3.C – Additional reporting

If 3.C is not applicable, please check here and move to Section 4  ☐

Does any of the following reporting need to be performed by Computershare for cash paid (i.e., principal, cash in lieu) if not to be tax reported on Form 1099-B?

1099-INT  ☐ 1099-OID  ☐ 1099-MISC  ☐ 1099-DIV  ☐ 1042-S  ☐

If you selected 1099-INT, 1099-OID or 1099-MISC above, please complete the below. Specify which box on the Form should be used for reportable amounts:

Reporting Box for 1099-INT:

Reporting Box for 1099-OID:

Reporting Box for 1099-MISC:

If you selected 1099-DIV and/or 1042-S above, please complete the below.

Reporting for merger consideration (other than accrued and unpaid dividends as outlined below), on Form 1099-DIV and/or 1042-S is as follows:

Section 4 – Cost Basis

Please provide a copy of the completed Issuer Statement (IRS Form 8937) or link to where the Tax & Cost Basis information can be found. If you are unable to provide the link or information pertaining to the Issuer Statement or such IRS filing requirement does not apply, you must answer the questions below.

What are the Cost Basis implications due to this Corporate Action? Please include the details of any calculation that needs to be applied to existing cost basis, or provide an explanation if the IRS filing requirement for Form 8937 does not apply to this event.

Section 5 – Additional Information

Did any of the following corporate changes occur during the same year in which this corporate action took place?

a) Name Change?	Yes ☐	No ☐
b) Tax Id Number Change?	Yes ☐	No ☐
c) CUSIP Number Change?	Yes ☐	No ☐
d) Cash Liquidating Distribution	Yes ☐	No ☐
e) Non-Cash Liquidating Distribution	Yes ☐	No ☐
f) Sale of Rights payment	Yes ☐	No ☐

Is any additional tax reporting required, other than what has been stated in Section 3 above (specify below)?

If you answered “No” in Section 2 above indicating that you do not require Computershare to perform tax reporting, please explain below.

Section 6 – Additional Information continued

Is any additional tax withholding required other than what has been stated in Section 3 above (specify below)?

Section 7

Fair Market Value (FMV) Tax Reporting Instructions

Pursuant to the Emergency Economic Stabilization Act of 2008, financial intermediaries such as Computershare must report cost basis for certain types of securities acquired after January 1, 2011 to both security holders and the IRS. In preparation for the year-end tax reporting to be performed by Computershare under our service agreement for the corporate actions event described in Section 1 of this agreement, please (a) complete the below Tax and Cost Basis package and (b) provide us with the pertinent issuer statement (i.e., hard copy or website link requested in Section 8 below) as required of issuers under Internal Revenue Code Section 6045B and the underlying Treasury regulations.

In the event that you have not yet produced the issuer statement, kindly provide us with the requisite information at your earliest convenience when completed. You may find it helpful to refer to the below link on the IRS website for some background information regarding the issuer’s obligation to produce the issuer statement.

https://www.irs.gov/forms-pubs/form-8937-report-of-organizational-actions-affecting-basis-of-securities

Please review, complete, execute and return the below Tax Letter and either the Cost Basis word document or the Form 8937, attached documents via e-mail. By requesting cost basis information, Computershare has fulfilled its regulatory obligation. Failure to provide correct basis information may result in a liability to you as an issuer, but if we can provide additional details, please feel free to call upon us.

Additional information may be required based on the completion of the information provided below.

PLEASE NOTE: If 302/304 Tax Reporting is requirements please reach out to the Corporate Actions Relationship Manager listed on the Wire Instruction Exhibit of this Agreement

Year End Tax Reporting Package

Computershare cannot provide tax advice for purposes of completing this worksheet. Please consult your tax counsel to determine your respective tax reporting requirements.

Stockholder accounts without certified TIN, or foreign status on our system of record will be subject to backup withholding tax at the applicable rate in accordance with IRS rules and regulations regarding 1099 tax reporting. The applicable backup withholding tax deducted from their payment will be remitted to the Internal Revenue Service (IRS). Holders will need to claim any refund of over withholding directly from the IRS and not Computershare. Please note residents or holders that are uncertified, and reside in the state of CA will be withheld an additional 7% which will be remitted to the state of CA.

Important: Computershare uses Constructive Receipt reporting for its standard tax reporting default. Deviations from our Standard Default Tax Terms, late submissions and subsequent corrections after the event is over will be subject to additional fees, by appraisal. If Computershare does not receive the completed tax letter by the expiration of the offer /effective date of the distribution or exchange, Computershare will use our Standard Default Tax Terms.

Fair Market Value Reporting (FMV) is subject to additional fees, by appraisal.

Computershare will perform form suppression on de minimis reporting for the following: on 1099-B tax forms less than $20 in proceeds and fractional share issuance if no withholding; 1099-DIV tax forms less than $10 in dividend income if no withholding.

Computershare will not be liable for any IRS penalties resulting from any client changes to this tax letter or client delay in any final tax instructions that will alter our initial tax reporting instructions. Should any withholding be remitted late to the IRS as a result of any changes to your initial tax reporting instructions. Company will be responsible for obligations related to penalties and interest as noted under the Section of the Agreement titled “Indemnification and Limitation of Liability.”

Definitions:

Constructive Receipt: Constructive Receipt means that any corporate action exchange proceeds would be reported to the IRS in the year the merger is finalized, regardless of whether the stockholder has already processed the exchange or not.

Standard Default Tax Terms: The share distribution is considered a non-taxable event with no Fair Market Value Reporting (FMV) on shares. Principal and CIL are reported on form 1099B as constructive receipt. In the event of an exchange, dividends declared after the effective date, will accrue on the shares issuable to un-exchanged holders.

Fair Market Value (FMV) tax reporting: Refers to an exchange where the share consideration) is treated as fully taxable and reportable on Form 1099-B at the per share valuation provided by client.

Section 8 – Client Information

Client Name:

*Tax ID/EIN:

*

If FMV reporting is required, the Issuer (Acquirer) will be deemed the payor and you must provide your EIN for reporting purposes. In addition, Client must provide Computershare with completed IRS Form 2678 in order for Computershare to remit any backup withholding tax to the IRS on client’s behalf.

Issue Description/Type:

CUSIP Number(s):

Will you require Computershare to perform FMV tax reporting services for this transaction?

☐ Yes	☐ No***

***

If you mark the above box “No” the value of all newly issued shares will NOT be tax reported to the holders and any cost basis and acquisition date of the surrendered target company shares will be carried over to the new shares. Please refer to Section 3.

Section 9

Fair Market Value reporting

We ask that you read each question below carefully and respond to each question accordingly as this questionnaire requires a great deal of attention.

Taxable Event Information

Please check one of the boxes below regarding the following statement.

This event requires Fair Market Value (FMV) reporting on Form 1099-B as the share consideration received in this transaction is a taxable event to former target holders and as such the basis of the new shares received will be the FMV rate and become covered shares (i.e., date of acquisition is the effective date).

True  ☐             *False  ☐

*	If the above statement is “False”, please provide an explanation as to why:

If the FMV share consideration is nontaxable, and not tax reportable, please confirm by checking a box below:

*True  ☐             **False  ☐

*	If you selected “True”, please explain briefly why the FMV share consideration is nontaxable, and whether the “cash” (if any) is tax reportable on Form 1099-B:

**	If you selected “False” from the above, is the FMV of the share consideration treated as taxable and reportable on a 1099-B?

Yes  ☐             *No  ☐

*	If you selected “No”, please advise on the IRS Form & box number in which it should be reported:

Gross Proceeds Information

If the transaction with a stockholder should be reported on a 1099-B, and the full amount of the consideration is treated as taxable, is the FMV of the stock consideration, as well as the cash (if any), reportable on Form 1099-B in Box 1d as “Proceeds”?

Yes  ☐             *No  ☐

*	If you selected “No”, please advise on the rationale as to why the cash and/or stock is not considered as “ proceeds” for 1099-B reporting purposes:

If Form 1099-B reporting is required, should Box 7 on the Form 1099-B (“Check if loss is not allowed based on amount in 1d”) be checked?

Yes  ☐             *No  ☐

Backup Withholding Information

If you selected “Yes” and indicated that FMV of the share consideration is a taxable exchange and reportable on a 1099-B as “Proceeds”,- please advise on the following questions:

•

Is the share consideration subject to backup withholding? (Uncertified accounts would be entitled to a lowered share amount upon exchange due to withholding of shares to satisfy remittance to the IRS.)

Yes  ☐             *No  ☐

*	If you selected “No”, please provide the basis for selecting “No” so that Tax can review this further.

If you selected “Yes” and indicated that shares are subject to backup withholding, please confirm the following statement by selecting “Issuer/Acquirer Agrees”:

Computershare is hereby authorized by the Issuer/Acquirer to sell the appropriate number of shares from each stockholder’s share entitlement to cover applicable tax withholding obligations. The withholding obligation arises on the date the reportable consideration is paid. The shares sold to fund any backup withholding will be based on the amount of withholding required. The current share price may not be exactly the FMV price and may result in a shortage or overage that will either need to be returned to the company or covered by the company.

Issuer/Acquirer Agrees  ☐

If you would prefer that Computershare does not fund the backup withholding obligation by selling the shares, the Issuer/Acquirer can fund the amount of backup withholding required to remit to the IRS in lieu of selling shares. Should you wish to proceed with this alternative, please select the box below:

Yes, we will fund the entire balance due in one single wire to Computershare for the backup withholding obligation ☐

If you checked the box above, to fund the backup withholding on FMV reporting, the funds you provided will be included in a “gross -up” calculation (to increase a net amount to include deductions, such as taxes, that would be incurred by the receiver) reported on a 1099-B as additional proceeds to the holder.

Fair Market Value (FMV)

Please provide the value per share associated with the FMV reporting of the share consideration:

Form 8937

Please provide a copy of the Issuer Statement (IRS Form 8937) or link to where the Tax & Cost Basis information can be found. If you are unable to provide the link or information pertaining to the Issuer Statement, you must answer the questions below.

What are the Tax & Cost Basis implications due to this Corporate Action? Please include the details of any calculation that needs to be applied to determine the per share basis of the share consideration received by the target’s holders.

Section 10 – Additional Instructions from Client